UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐  Definitive Proxy Statement

☐  Definitive Additional Materials

☒  Soliciting Material Pursuant to § 240.14a-12

CNL RETIREMENT PROPERTIES, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☒  No fee required

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

_______________________________________________________________________________

(2)

Aggregate number of securities to which transaction applies:

_______________________________________________________________________________

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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The following is a letter which was mailed to CNL Retirement Properties, Inc. ("CRP") stockholders and financial advisors whose clients include CRP stockholders, on July 25, 2006 (the "Letter").  Following the Letter is an email communication that was distributed, with the Letter as an attachment, on July 25, 2006 to broker dealers who previously sold shares of CRP stock and financial advisors whose clients include CRP stockholders.

Retirement Properties, Inc. CNL Center II at City Commons 420 South Orange Avenue Suite 500 Orlando, Florida 32801 tel (407) 650-1000 (866) 650-0650 www.cnlretirement.com/retirementprop/

July 25, 2006

Dear Shareholder:

We have been advised that you will be receiving a second set of materials shortly (if you have not already received them) from Madison Liquidity Investors, LLC ("Madison") offering to purchase up to 0.65% of the outstanding shares of common stock ("Shares") in CNL Retirement Properties, Inc. (the "Company") at $10.50 per Share (the "Madison Offer").

We believe that Madison's proposed purchase price of $10.50 per Share is at a substantially lower value than the per Share merger consideration that you would be paid if the proposed merger (described below) is consummated as expected during the third quarter or early fourth quarter of 2006.  The per Share merger consideration consists of $11.1293 in cash and .0865 of a share of HCP common stock, which had a combined value of $13.50 at the time of announcement of the proposed merger based on HCP's stock price at the time.  The Madison Offer states that Madison believes that "the value of the Shares will ultimately be more than the price [it is] offering and anticipate[s] earning a profit on the purchase of shares."  If the proposed merger is consummated as expected during the third quarter or early fourth quarter of 2006, Madison will have made a huge profit at your expense.  For the reasons set forth below, we believe that by accepting Madison's Offer for your Shares, you may not be able to realize the full value of your Shares.

If you do the following NOW:	You would be expected to receive the following during the THIRD QUARTER OR EARLY FOURTH QUARTER:
Agree to sell your Shares to Madison	$10.50 per share
Decide NOT to sell your Shares to Madison	$13.50 per share*

*The $13.50 consists of $11.1293 in cash and .0865 of a share of HCP common stock, which had a combined value of $13.50 at the time of announcement of the proposed merger based on HCP's stock price at the time.  The value of HCP common stock will fluctuate prior to closing, which will affect the ultimate combined value of the merger consideration.  In addition, the consummation of the proposed merger is subject to the satisfaction or waiver, if applicable, of certain customary conditions.  See disclosure below for a description of the conditions, contingencies and risks associated with this decision.

In making your determination whether to accept the Madison Offer, we suggest that you consider the information set forth above, as well as the following factors:

•

Our recent disclosure in filings with the SEC that we have entered into a merger agreement with Health Care Property Investors, Inc. ("HCP") and a subsidiary of HCP, pursuant to which we have agreed to merge (the "Merger") with and into HCP's subsidiary. Under the terms of the merger agreement, at the effective time of the Merger, each of your Shares will be converted into the right to receive consideration equivalent in value to approximately $13.50 per Share (based on the value of HCP common stock at the time of the execution of the merger agreement).  The merger consolidation will consist of:

•

$11.1293 in cash (representing approximately 82% of the total consideration per share); and

•

0.0865 of a share of HCP common stock.

The Merger consideration of approximately $13.50 per Share represents a $3.00 premium (valued as of the time of the public announcement of the deal) over the Madison Offer of $10.50 per Share.

Simultaneously with the execution of the merger agreement, HCP entered into a merger agreement with our Advisor and the stockholders of our Advisor, pursuant to which HCP has agreed to acquire our Advisor for shares of HCP common stock valued at approximately $120.0 million as of the time of the public announcement of the deal (the "Advisor Merger").  The consummation of the Merger and the Advisor Merger are each conditioned upon the consummation of the other and subject to other closing conditions, including with respect to the Merger the approval of the Company's shareholders.  The Merger and Advisor Merger are expected to be consummated during the third quarter or early fourth quarter of 2006, however there can be no assurances that this will happen.

•

Madison does not claim to have retained an independent adviser to evaluate or render any opinion with respect to the fairness of its $10.50 per Share offer to you.  In fact, Madison states in the Madison Offer that its proposed purchase price "does not necessarily represent the current fair market value of the shares."

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Shareholders who sell to Madison will be foregoing the possibility of receiving the Merger consideration of approximately $13.50 per share and participating in any distributions from the Company payable to the shareholders after July 24, 2006.

•

The Company does not record transfers until the first day of the month following the month in which properly executed transfer documents are received by the Company, and, per the terms of the Madison Offer, Madison will not pay you for your Shares until after the Company has recorded the transfer. Thus, if you agree to sell your Shares to Madison, you will not receive payment from Madison until early August or early September, depending on when your properly executed transfer documents are received by the Company.  If the Merger is consummated as expected, you will be entitled to receive Merger consideration in the approximate amount of $13.50 per Share during the third quarter or early fourth quarter.

•

The Madison Offer references certain benefits that can be realized by selling to Madison, such as the ability to liquidate your holdings for cash without paying brokerage fees or commissions and the elimination of time and expense required to find an interested and trustworthy buyer.  If you determine not to sell your Shares to Madison for $10.50 per Share and the Merger is consummated as expected, you will realize those same benefits and receive approximately $13.50 per Share.

•

According to the Madison Offer, once you agree to sell your Shares to Madison and Madison accepts your offer, your agreement will be IRREVOCABLE and you will not be able to change your decision.  In addition, you will be giving Madison the right to collect and keep any distributions made from and after July 24, 2006 as well as any Merger consideration attributable to your Shares, even though you will not receive payment from Madison for your Shares until a later date.

•

If the Merger is not consummated, it should be noted that we are required pursuant to our charter to list our Shares on a national securities exchange (such as NYSE) or over the counter market on or before December 31, 2008 or we must commence an orderly liquidation at that time.

•

The Company has been advised that, because the Madison Offer is for less than 5% of the outstanding securities of the Company (commonly referred to as a "mini-tender offer"), the Madison Offer is NOT subject to all of the filing, disclosure and procedural requirements of the federal securities laws and regulations.  The SEC has issued an investor alert concerning such offers which can be accessed at the SEC's website at http://www.sec.gov/investor/pubs/minitend.htm.  We recommend that you review this alert before taking any action with respect to the Madison Offer.

You should weigh all of the foregoing factors against the risk that the Merger will not be consummated and that you may not be able to liquidate your investment in the near term.

We suggest you consult with your own personal tax, financial and legal advisers prior to accepting the Madison Offer.  No action regarding the Madison Offer is necessary if you wish to retain your Shares.

If your personal financial situation requires immediate liquidity, we suggest that you consider other options, in addition to the Madison Offer, for selling your Shares that may be more equitable to you.  You may wish to discuss these options with your financial adviser.

Sincerely,

Stuart J. Beebe	James M. Seneff, Jr.
Chief Executive Officer and President	Chairman of the Board

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995:

The statements contained in this letter that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, which include statements regarding the consummation of the merger and the expected timing of such consummation and the expected aggregate value of the combined company, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These include risks and uncertainties with respect to the ability of HCP to obtain financing necessary to consummate the acquisition or on acceptable terms; the Company's and HCP's ability to acquire, sell or lease facilities and the timing of acquisitions, sales and leasings; changes in healthcare laws and regulations and other changes in the healthcare industry which affect the operations of the Company's or HCP's lessees or mortgagors; changes in management; costs of compliance with building regulations; changes in tax laws and regulations; changes in the financial position of the Company's or HCP's lessees and mortgagors; changes in rules governing financial reporting, including new accounting pronouncements; and changes in economic conditions, including changes in interest rates and the availability and cost of capital, which affect opportunities for profitable investments. Some of these risks, and other risks, are described from time to time in the Company's and HCP's Securities and Exchange Commission (SEC) filings.

This communication is being made in respect of the proposed merger transaction involving HCP and the Company. In connection with the proposed merger, HCP filed with the SEC a registration statement on Form S-4 containing a proxy statement/prospectus for stockholders of the Company and other documents regarding the proposed transaction. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  The registration statement containing the proxy statement/prospectus and other documents are available free of charge at the SEC's website, www.sec.gov. The final proxy statement/prospectus will be mailed to the Company's stockholders. You can also obtain the proxy statement/prospectus and other documents free of charge at HCP's website at www.hcpi.com.

HCP, the Company and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transaction. Information regarding HCP's directors and executive officers is available in HCP's proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 10, 2006, and information regarding the Company's directors and executive officers is available in the Company's annual report on Form 10-K/A, which was filed with the SEC on April 28, 2006. Additional information regarding the interests of such potential participants are included in the proxy statement/prospectus and the other relevant documents filed with the SEC.

FOR BROKER/DEALER USE ONLY - Dissemination to current or prospective investors is prohibited. This is neither an offer to sell nor a solicitation to buy. Securities can be offered only by prospectus.

CNL Securities Corp.

Update – CNL Retirement Properties, Inc.

July 25, 2006

In our ongoing commitment to provide you with pertinent information about CNL Retirement Properties, Inc. (“CRP”), we have been advised that your clients may have received another mailing from Madison Liquidity Investors, LLC (“Madison”) offering to purchase up to 0.65% of CRP’s outstanding common stock at $10.50 per share on the original $10.00 per share price.

CRP has mailed the attached communication, which outlines its position with respect to Madison’s offer, to its shareholders. As stated in that communication, CRP believes that Madison’s proposed purchase price of $10.50 per share is at a substantially lower value than the per share merger consideration shareholders will be paid if the merger between CRP and Health Care Property Investors, Inc. (“HCP”) is consummated as expected during the third quarter or early fourth quarter of 2006.  The per share merger consideration consists of cash and HCP common stock, which had a combined value of $13.50 at the time of announcement of the proposed merger based on HCP’s stock price at the time. The value of HCP common stock will fluctuate prior to closing, which will affect the ultimate combined value of the merger consideration.  In addition, the consummation of the proposed merger is subject to the satisfaction or waiver, if applicable, of certain customary conditions. Please read the attached communication for a description of the conditions, contingencies and risks associated with the decision whether to accept or reject Madison’s offer.

If you have any questions regarding the attached letter, please contact your sales representative directly or Client Services at (866) 650-0650, option 2. Thank you for your continued support and confidence in CNL.

Tim Seneff

Chief Operating Officer
CNL Securities Corp.
Member NASD/SIPC

FOR BROKER/DEALER USE ONLY - Dissemination to current or prospective investors is prohibited. This is neither an offer to sell nor a solicitation to buy. Securities can be offered only by prospectus.

There is no assurance that investment objectives of this program will be attained. Please consult the prospectuses and supplements for suitability standards and minimum investment requirements.

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